Exhibit 26(h) ii. c1.

Amendment No. 1 to Shareholder Information Agreement

This Amendment No. 1 to Shareholder Information Agreement (the Amendment”) is entered into as of this 22nd day of August, 2008, by and among American Funds Services Company (the “Fund Agent”) on behalf of the American Funds Insurance Series (the “Funds”) and Massachusetts Mutual Life Insurance Company (“MassMutual”), C.M. Life Insurance Company (“C.M. Life”) and MML Series Investment Fund (“MML Trust”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts (MassMutual, C.M. Life and MML Trust are each an “Intermediary” and are collectively the “Intermediaries”), and amends that certain Shareholder Information Agreement dated as of a March 27, 2007 by and among the Fund Agent, MassMutual and C.M. Life (the “Agreement”).

WHEREAS, MassMutual issues certain variable life insurance policies and variable annuity contracts that provide as investment options certain funds (the “MML Funds”) of MML Trust;

WHEREAS, the MML Funds utilize a master-feeder or fund of funds structure pursuant to which each MML Fund will invest in one or more of the Funds pursuant to a Participation Agreement as defined below; and

WHEREAS, the parties desire to amend the Agreement to add MML Trust as an Intermediary, add variable annuity contracts to the list of products covered under the Agreement and to amend certain other provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties do hereby agree as follows:

1. MML Trust is hereby added as a party to the Agreement, and all references in the Agreement to “Intermediary” or “Intermediaries” shall be deemed to include MML Trust. MML Trust agrees to be bound by and subject to the terms and obligations of the Agreement as amended by this Amendment.

2. The definition of “Contract” set forth on page 1 of the Agreement shall be deemed to include variable annuity contracts issued by MassMutual or C.M. Life, and all references in the Agreement to “variable life insurance contract,” “variable life insurance contracts” and “variable life insurance policies” shall be deemed to include variable annuity contracts issued by MassMutual or C.M. Life.

3. The definition of “Participation Agreement” set forth on page 2 of the Agreement shall mean the Participation Agreement(s) and/or other similar agreement(s) relating to the Intermediary’s ability to purchase Fund shares for funding of variable life insurance policies and variable annuity contracts issued by MassMutual or C.M. Life, to which Intermediary and the fund are, and affiliates of the Fund/Agent may be, parties.

4. The contact information for the Intermediary set forth in Section 2.0 of the Agreement is hereby deleted and replaced with the following:

Massachusetts Mutual Life Insurance Company

Attention: Stephen Brunette

1295 State Street

Springfield, MA 01111-0001

22c2Requests@massmutual.com

(860) 562-4780

5. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

6. Nothing in this Amendment to the Agreement shall be deemed a waiver or amendment of any other terms and conditions of the Agreement, except as specified herein. All other terms of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed on the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
Name:	Richard J. Byrne
Title:	Vice President

C.M. LIFE INSURANCE COMPANY

By:	/s/ Jo-Anne Rankin
Name:	Jo-Anne Rankin
Title:	Vice President

MML SERIES INVESTMENT FUND

By:	/s/ Richard J. Byrne
Name:	Richard J. Byrne
Title:	President

AMERICAN FUNDS SERVICE COMPANY

By:	Ryan Rue
Name:	Ryan Rue
Title:	Asst. VP

Approved for Signature
By CRMC Legal Dept. /s/TYM

Reviewed for Signature
By AFS Contract Admin. /s/cllv